UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	87-0646435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
____________________

15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
(Address of Principal Executive Offices)
____________________

2012 STOCK INCENTIVE PLAN
(Full title of the plan)

James Wemett
President
15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
 (Name, address and telephone number, including area code, of Agent For Service)

Copy to:

David Lubin, Esq.
David Lubin & Associates, PLLC
10 Union Avenue
Lynbrook, New York 11563
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum of offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	30,000,000	$0.0011	$33,000	$3.78

(1)	Represents shares issuable pursuant to the grant of stock-based awards available for grant under the 2012 Stock Incentive Plan

(2)
Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share is calculated upon the basis of the average of the bid and asked prices as reported on the OTC Bulletin Board on December 20, 2011.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item  1.  Plan Information.

Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item  2.   Registrant Information and Employee Plan Annual Information.

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a)) and a copy of any other document required to be delivered to employees pursuant to Rule 428(b). If you would like a copy of any of this information, please submit your request to us at:

NaturalNano, Inc.
15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
Attn: James Wemett, President

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item  3.  Incorporation of Certain Documents by Reference.

The following documents filed by NaturalNano, Inc. (“NaturalNano”, “we” or “our”) with the Commission are incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K, filed on April 15, 2011;

(2)	Quarterly Report on Form 10-Q , filed on May 23 , 2011;

(3)	Quarterly Report on Form 10-Q, filed on August 15, 2011;

(4)	Current Report on Form 8-K , filed on August 22 , 2011;

(5)	Current Report on Form 8-K, filed on October 27, 2011;

(6)	Quarterly Report on Form 10-Q , filed on November 14 , 2011; and

(7)
Description of Common Stock in our Registration Statement on Form SB-2, filed on December 13, 2007 , including any subsequently filed amendments and reports updating such description (File No. 001-33261).

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item  6.  Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our Articles of Incorporation provide that we will indemnify our directors and officers against personal liability to the fullest extent permitted under Nevada law as set forth in our bylaws. Our bylaws include an indemnification provision under which we have the power to indemnify, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of such person’s actions.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item  8.   Exhibits.

Exhibit No.	Description
4.1	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to the Information Statement on Schedule 14C, filed with the Commission on October 7, 2008)
4.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008)
4.3*	2012 Stock Incentive Plan
5.1*	Opinion of David Lubin & Associates, PLLC
23.1*	Consent of David Lubin & Associates, PLLC (contained in Exhibit 5.1)
23.2*	Consent of Freed, Maxick & Battaglia, CPAs, PC
_____
* filed herewith

Item  9.  Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsford, New York, on this 20th day of December 2011.

NATURALNANO, INC.

By:	/s/ James Wemett
President, Treasurer, Secretary and Director
(principal executive officer, financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Wemett his true and lawful attorney-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

By:	/s/ James Wemett	President, Treasurer, Secretary and Director	December 20 , 2011
	James Wemett	(principal executive and financial and accounting officer)

By:	/s/ Alexander Ruckdaeschel	Director	December 20, 2011
Alexander Ruckdaeschel